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Pricing Supplement dated June 27, 2001 	                          Rule 424(b)(3)
(To Prospectus dated January 12, 2000 and	              File No. 333-89659
Prospectus Supplement dated January 12, 2000)



	                 TOYOTA MOTOR CREDIT CORPORATION

	                  Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $300,000,000	           Trade Date: June 27, 2001
Issue Price: See "Additional Terms of the  Original Issue Date: July 5, 2001
  Notes - Plan of Distribution"
Interest Rate: 5.65% per annum	           Net Proceeds to Issuer:  $298,926,000
Interest Payment Dates: Each January 15    Principal's Discount or
 and July 15, commencing January 15, 2002    Commission: 0.187%
Stated Maturity Date: January 15, 2007


________________________________________________________________________________




Day Count Convention:
     [X]  30/360 for the period from July 5, 2001 to January 15, 2007
     [ ]  Actual/365 for the period from   	        to
     [ ]  Other (see attached)                       to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date:
          Initial Redemption Percentage:
          Annual Redemption Percentage Reduction:

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %

Currency:
     Specified Currency:  U.S. dollars
           (If other than U.S. dollars, see attached)
Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                           ___________________________
           	               Goldman, Sachs & Co.


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	                     FURTHER AUTHORIZATIONS

	In supplement to the $1,096,060,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of January 12, 2000, TMCC has authorized the offer and issuance from time to time of an additional $2,520,000,000 aggregate principal amount of its Medium-Term Notes. Accordingly, notwithstanding anything to the contrary in the Prospectus Supplement dated January 12, 2000 (the "Prospectus Supplement"), the aggregate principal balance of Medium-Term Notes issued prior to the Prospectus Supplement plus those which may be offered from time to time from and after the date of the Prospectus Supplement may equal up to $13,320,000,000 (except that with respect to Medium-Term Notes sold at a discount to face, the initial offering price will be used, and with respect to Medium-Term Notes issued at a premium to face, the face amount shall be used).

	                 ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

	Under the terms of and subject to the conditions of the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. ("Goldman"), Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by that certain Amendment No. 1 thereto, dated January 12, 2000 (as amended, the "Agreement"), Goldman, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.829% of their principal amount. Goldman may resell the Notes (acting as principal for the purposes of resale) to one or more investors or to one or more broker-dealers, including Utendahl Capital Partners, Blaylock & Partners L.P., and The Williams Capital Group at varying prices related to prevailing market prices at the time of resale, as determined by Goldman.

	Under the terms and conditions of the Agreement, Goldman is committed to take and pay for all of the Notes offered hereby if any are taken.